Exhibit 10.1

LEASE AGREEMENT

between

JOE SHEKOU and HAIDY SHEKOU

- LANDLORD -

and

AUTODESK, INC.

- TENANT -

October 5, 1993

-i-

6.	ASSIGNMENT, MORTGAGE, SUBLETTING	12
	6.1 Consent Required	12
	6.2 Consent not Required	12
	6.3 Standard of Reasonableness	12
	6.4 Future Consent	13

7.	ALTERATIONS	13

	7.1 Consent Required	13
	7.2 Consent Not Required	13

8.	REPAIRS	14

	8.1 Tenant’s Obligation to Repair	14
	8.2 Landlord’s Obligation to Repair	14

9.	REQUIREMENTS OF LAW	15

	9.1 Requirements of Law	15

10.	SUBORDINATION, MORTGAGES, NONDISTURBANCE	15

	10.1 Subordination	15
	10.2 Mortgages	16
	10.3 Nondisturbance	16

11.	INDEMNIFICATION	16

	11.1 Indemnity	16
	11.2 Waiver of Claims	16

12.	DAMAGE OR DESTRUCTION	16

	12.1 Partial Damage	16
	12.2 Total Damage	17
	12.3 Limitation on Replacement Costs	17
	12.4 Waiver	17

13.	EMINENT DOMAIN	17

	13.1 Total Taking	17
	13.2 Partial Taking	18
	13.3 Restoration	18
	13.4 Temporary Taking	18

14.	SERVICES	18

	14.1 Services	18
	14.2 Costs of Services	19
	14.3 Approval of Service Contracts	19
	14.4 Cessation of Services	19

15.	ACCESS TO PREMISES	20

16.	INSURANCE	21

	16.1 Tenant’s Insurance	21
	16.2 Landlord’s Insurance	21
	16.3 Policies	21
	16.4 Subrogation	22

17.	SECURITY	22

18.	TENANT DEFAULT	23

	18.1 Definition of Tenant Default	23
	18.2 Landlord’s Remedies	24
	18.2.1 Termination	24
	18.2.2 Non-Termination	25

19.	LANDLORD’ S DEFAULT	25

	19.1 Landlord’s Default	25

20.	END OF TERM	26

21.	HOLDING OVER	26

22.	QUIET POSSESSION	26

23.	TERMINATION, NO ORAL CHANGE	27

24.	INABILITY TO PERFORM	27

25.	BILLS AND NOTICES	28

26.	TAX ON TENANT’S PERSONAL PROPERTY	29

27.	SECURITY DEPOSIT	29

28.	MARGINAL NOTES	29

29.	TERMS AND DEFINITIONS	29

30.	BROKERAGE	29

31.	BINDING EFFECT	30

32.	ATTORNEYS’ FEES	30

33.	ESTOPPEL CERTIFICATES	30

34.	OPTION TO PURCHASE	31

	34.1 Option to Purchase	31

	34.1.1 Purchase Price	31
	34.1.2 Prepayment/Assumption of Loan	31
	34.1.3 Exercise	31
	34.1.4 Title	31
	34.1.5 Closing	32
	34.1.5.1 Documents	32
	34.1.6 Prorations	33
	34.1.7 Expenses	33

35.	RIGHT OF FIRST REFUSAL	33

36.	MEMORANDUM OF LEASE	33

37.	MISCELLANEOUS	34

	37.1 Governing Law	34
	37.2 Severability	34
	37.3 Authority	34
	37.4 Exhibits and Addenda	34

Exhibit A	-	Legal Description
Exhibit B	-	Floor Plans of Premises
Exhibit C	-	Subordination, Attornment, and Non-Disturbance Agreement
Exhibit D	-	Janitorial Specifications
Exhibit E	-	Broker Agreement
Exhibit F	-	Preliminary Title Report
Exhibit G	-	Memorandum of Lease

Construction Addendum

Land Purchase Option Addendum

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of the 5th day of October 1993, by and between JOE SHEKOU and HAIDY SHEKOU, husband and wife (the “Landlord”), and AUTODESK, INC., a California corporation (the “Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property in San Rafael, California, that is approved for construction of a three-story commercial office building.

B. WHEREAS, Landlord desires to construct such building on said real property for use and occupancy by Tenant, and Tenant desires to locate its corporate headquarters in such building following construction thereof by Landlord.

C. WHEREAS, the parties desire to enter into this Lease to provide for Tenant’s use and occupancy of such building.

NOW, THEREFORE, in consideration of the foregoing and of the material covenants and obligations set forth herein, Landlord and Tenant hereby agree as follows:

1. DEFINITIONS

1.1 Certain Definitions. In addition to the terms defined elsewhere in this Lease, the terms set forth below shall have the following meanings:

1.1.1 The “Building” shall mean that certain three (3) story office building to be constructed by Landlord on the Land and located at 103-199 McInnis Parkway, San Rafael, California.

1.1.2 The “Land” shall mean that certain parcel of land in San Rafael, Marin County, California, containing approximately 8.13 acres, as more particularly described in Exhibit A attached hereto.

1.1.3 The “Property” shall mean the Land and the Building.

1.1.4 The “Premises” shall mean the entire rentable area of the Building, as shown on the floor plans of the Building attached hereto as Exhibit B.

1.1.5 The “Landlord Parties” shall mean Landlord’s subsidiaries, affiliates, agents, contractors, employees, directors and officers, and the constituent partners of Landlord (if Landlord is a partnership).

1.1.6 The “Tenant Parties” shall mean Tenant’s agents, contractors, employees, subtenants or other occupants of the Premises.

1.2 Table of Definitions. For the convenience of the parties, set forth below is a table of the terms defined in this Lease and the Addenda attached hereto, and the Sections in which such terms are defined:

Definition	Lease Section
Base Building Delivery Date	3.1.2

Building	1.1.1

Building Systems	7.2

Closing Date	34.1.5

Commencement Date	3.1.1

Communications Equipment	5.3

Comparable Buildings	3.2.3

Default Rate	4.6

Event of Default	18.1

Expiration Date	3.1.1

Extension Notice	3.2.2

Extension Option	3.2.1

Fair Market Rent	3.2.3

Initial Term	3.1.1

Land	1.1.2

Landlord	Preamble

Landlord Parties	1.1.5

Landlord’s Estimate Notice	3.2.4.1

Landlord’s Notice	35

Landlord’s Rent Determination Notice	3.2.4.2

Late Delivery Penalty	3.1.2

Laws or Law	9.1

Lease	Preamble

Lease Year	3.1.1

Modified Offer	35

Definition	Lease Section
Mortgagee	19.1

Offer	35

Option Term	3.2.1

Premises	1.1.4

Premises	3.2.2

Property	1.1.3

Property Purchase Price	34.1.1

Rent	4.1

Taking or Condemnation	13.1

Tenant	Preamble

Tenant Parties	1.1.6

Tenant’s Objection Notice	3.2.4.3

Tenant’s Option to Purchase	34.1

Tenant’s Right of First Refusal	35

Term	3.3

2. PREMISES

2.1 Landlord’s Construction Obligation. Landlord shall construct the Building and other improvements on the Land in accordance with the terms and conditions of the Construction Addendum attached hereto and incorporated herein by this reference.

2.2 Lease of Premises. Subject to and upon the terms, covenants and conditions hereinafter set forth, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. As an integral part of Tenant’s lease of the Premises, Tenant shall have the exclusive right to use the entirety of the Building, including the ground floor lobby, bathrooms, halls, passages, exits, entrances, elevators, loading and storage areas, stairways and the roof of the Building, and all portions of the Land outside of the Building, including all parking areas, roadways, walkways, trash enclosures and disposal areas, landscaped areas and other areas within the exterior boundaries of the Land. The use of such parking areas shall include the right to install, erect or paint identifying signs relating to the use of the parking areas in the Property.

2.3 Rentable Area. Landlord and Tenant hereby agree that the rentable square footage of the Premises shall be deemed to be 115,514 square feet of space, for all purposes.

3. TERM

3.1 Initial Term

3.1.1 Commencement and Expiration Dates. The initial term of this Lease (the “Initial Term”) and, subject to the provisions of Section 3.1.2 below, Tenant’s obligation to pay Rent shall commence (the “Commencement Date”) on the earlier to occur of (i) one hundred twenty (120) days following the date of substantial completion of the Base Building Shell (as defined in the Construction Addendum), or (ii) the occupancy for business purposes by Tenant of the entire Premises; and, unless sooner terminated as hereinafter provided, shall expire on the last day of the tenth (10th) Lease Year (the “Expiration Date”). As used herein, the term “Lease Year” means each consecutive twelve (12) month period during the term of this Lease; provided, however, that if the Commencement Date occurs on a day other than the first day of a month, then the first (1st) Lease Year shall consist of the partial month in which the Commencement Date occurs plus the succeeding twelve (12) full calendar months. The term of this Lease may be extended by Tenant pursuant to the provisions of Section 3.2 below.

3.1.2 Base Building Delivery Date; Late Delivery. Landlord shall complete the Base Building Shell and deliver possession of the Building to Tenant for the construction of the Tenant Improvements (as defined in the Construction Addendum) on or before September 1, 1994 (the “Base Building Delivery Date”). The requirements for the completion of the Base Building Shell and the required notice to Tenant of the completion of such work are specified in the Construction Addendum. If Landlord fails to so deliver possession of the Building to Tenant on or before the Base Building Delivery Date, Tenant shall receive a penalty (“Late Delivery Penalty”) in the amount of $100,000 per month (pro-rated for a partial month) for each month (or partial month) that Landlord is late in so delivering the Building to Tenant. Landlord shall either immediately pay to Tenant the Late Delivery Penalty or Tenant shall have the right to offset the Rent due each month in an amount equal to the difference between the total Rent due for any such month minus the then current debt service and expenses and taxes for the Building (which amount of monthly offset shall equal $20,000) until the Late Delivery Penalty plus interest thereon at the rate of seven percent per annum is fully realized by Tenant. This rent credit, together with any rent credit allowed pursuant to Section 19 of the Lease and Section 8(d) of the Construction Addendum, shall not exceed the cumulative total of $20,000 per month.

3.1.3 Tenant’s Termination Right. In addition to the credit against Rent provided for in Section 3.1.2, if Landlord fails to deliver the Building to Tenant with all of the Base Building Shell completed within one hundred twenty (120) days of the Base Building Delivery Date, Tenant shall have the right to terminate this Lease, within ten (10) business days after the passage of such 120th day, by delivering written notice to Landlord of Tenant’s election to so terminate this Lease. In the event Tenant so elects to terminate this Lease, Landlord shall, within ten (10) days after receipt of Tenant’s notice of termination, refund to Tenant the advance payment of Rent paid by Tenant pursuant to Section 4.4 below (together with the interest thereon specified in Section 4.4); and, following such termination, Landlord and Tenant shall have no further obligations or liability under this Lease, except for liabilities accrued under the Lease prior to the date of termination.

3.2 Extension Options.

3.2.1 Option Rights. Tenant shall have three (3) options to extend the term of this Lease with respect to all or any portion of the Premises for additional periods of five (5) years each. Each such option to extend the term of this Lease shall be referred to herein as an “Extension Option,” and the five (5) year period of each such Extension Option shall be referred to herein as an “Option Term.” The first Option Term shall commence on the day following the Expiration Date, and each subsequent Option Term shall commence on the day following the expiration of the immediately preceding Option Term.

3.2.2 Exercise of Extension Option. Tenant must notify Landlord in writing of its exercise of any Extension Option (“Extension Notice”), and such Extension Notice must be given by Tenant to Landlord on or before the date that is six (6) months prior to the expiration of the Initial Term or the then current Option Term, as the case may be. Notwithstanding the foregoing, Tenant shall not have the right to exercise an Extension Option if an Event of Default then exists against Tenant. If Tenant elects to exercise an Extension Option with respect to only a portion of the Premises initially demised hereunder, Tenant shall specify in its Election Notice the portion of the Premises as to which Tenant’s election applies; and in such case, upon the commencement of the Option Term in question, the term “Premises” as used herein shall mean that portion of the Premises specified in Tenant’s Extension Notice. In the event Tenant elects to exercise an Extension Option with respect to only a portion of the Premises initially demised hereunder, then the portion Tenant desires to occupy for the Option Term, if less than an entire floor, shall be as to each partial floor subject to the reasonable consent of Landlord. In such event, Landlord’s consent may be withheld only if the portion of the Premises sought to be extended will unnecessarily and unreasonably interfere with Landlord’s ability to relet the portion of the Premises that is not extended and does not constitute an area that is required by Tenant by virtue of the location of permanent improvements to the Building. Landlord shall be responsible for all costs incurred to demise portions of the Premises retained by Tenant from the remainder of the Building. In the event Tenant elects to exercise an Extension Option with respect to only a portion of the Premises initially demised hereunder, the parties shall enter into an amendment of this Lease that modifies the provisions of this Lease premised upon single use of the Building to reflect a multi-tenant use of the Building.

3.2.3 Rent for Option Term. Tenant’s occupancy of the Premises pursuant to the exercise of an Extension Option shall be upon all of the same terms and conditions contained in this Lease, except that the Rent shall be adjusted to equal 92.5% of the Fair Market Rent for the Premises being extended. The term “Fair Market Rent” for the Premises being extended for the Option Term applicable thereto shall mean the “fair market” base rent at the commencement of such Option Term for the Premises being extended for a term equal to the Option Term, based on the prevailing rental rates then being obtained in arms’-length transactions for new leases and lease renewals or extensions of comparable space and having a term similar to the Option Term in the Building and in comparable buildings in Marin County (“Comparable Buildings”), taking into account the size, age, location and amenities of the Building and Comparable Buildings. Landlord and Tenant acknowledge that the escalations of Rent currently provided for during the initial term is allocated toward taxes and expenses. Therefore, Fair Market Rent shall take into account that this Lease (as extended) is structured as a gross lease with a portion of the Rent being allocated toward taxes and expenses (which shall not include utilities that Tenant separately pays for, and will continue to pay for), which means that consideration shall be made for increases or decreases, if any, in the Rent for taxes and expenses. Concessions or inducements then being offered in arms’-length transactions in the Building or in Comparable Buildings shall be considered in determining Fair Market Rent, including, without limitation, “free rent” periods, improvement or refurbishment allowances then being given by Landlord or landlords of Comparable Buildings for comparable space and comparable lease terms, moving allowances, and other cash payments from a landlord to or on behalf of a tenant, such as payments for lease takeovers. Fair Market Rent shall also take into account leasing commissions, attorneys’ fees, and other transaction costs that may be saved by Landlord by way of such extension compared with leasing space to a new tenant; provided, however, that the refurbishment allowance and any commissions paid by Landlord to Tenant’s broker shall also be taken into account in determining Fair Market Rent.

3.2.4 Rent Determination. Fair Market Rent shall be determined in the following manner:

3.2.4.1 Landlord’s Estimate Notice. Not less than five (5) months prior to the commencement of an Option Term, Landlord shall provide written notice to Tenant of Landlord’s preliminary good faith estimate of the Fair Market Rent for the Premises being extended (“Landlord’s Estimate Notice”). Tenant shall have the right to rescind Tenant’s exercise of the Extension Option in question by giving written notice to Landlord of such election within thirty (30) days after receipt of Landlord’s Estimate Notice, in which case Tenant’s exercise of such Extension Option shall be rescinded and shall have no force or effect. In the event Tenant does not rescind its exercise of the Extension Option, then Tenant shall be bound to the Option Term, with the Fair Market Rent being determined in accordance with the provisions set forth herein.

3.2.4.2 Landlord’s Rent Determination Notice. If Tenant does not elect to rescind its exercise of the Extension Option, then the actual Fair Market Rent for such Option Term shall be specified by Landlord in a written notice (“Landlord’s Rent Determination Notice”) given to Tenant not less than ninety (90) days prior to commencement of the Option Term, subject to Tenant’s right of arbitration as set forth below.

3.2.4.3 Tenant’s Objection Notice. If Tenant believes that the Fair Market Rent specified by Landlord in Landlord’s Rent Determination Notice exceeds the actual Fair Market Rent for the Premises being extended, Tenant shall so notify Landlord (“Tenant’s Objection Notice”) within ten (10) business days following receipt of Landlord’s Rent Determination Notice. If Tenant fails to so notify Landlord within said ten (10) business days, Landlord’s determination of the Fair Market Rent for the Premises being extended shall be deemed approved by Tenant.

3.2.4.4 Broker Arbitration. If Tenant notifies Landlord that Tenant objects to Landlord’s determination of Fair Market Rent, and if the parties are unable to agree upon the Fair Market Rent for the Premises being extended within twenty (20) days after Landlord’s receipt of Tenant’s Objection Notice, then Landlord and Tenant shall each designate, within ten (10) days after the lapse of such twenty (20) day negotiation period, a real estate broker licensed in the State of California and then currently engaged in the office leasing brokerage business in Marin County for at least the immediately preceding five (5) years. If one party fails to notify the other of its designated broker, the broker designated on a timely basis shall be the sole broker to determine the issues. In the event that two brokers are chosen, the brokers so chosen shall meet within ten (10) business days after the second broker is appointed, and if within ten (10) business days after such first meeting the brokers shall be unable to agree upon the Fair Market Rent, they shall appoint a third broker, who shall be a competent and impartial person with qualifications similar to those required of the first two brokers pursuant to this Paragraph. Each of said three brokers shall, within fifteen (15) days after the appointment of the third broker, determine the Fair Market Rent for the Premises being extended for a term equal to Option Term. The Fair Market Rent shall be the arithmetic average of such three determinations; provided, however, that if any such broker’s determination deviates more than ten percent (10%) from the median of such determinations, the Fair Market Rent shall be equal to the average of the two closest determinations; and, provided further, that in no event shall the Fair Market Rent for the Premises being extended be in excess of the amount originally specified by Landlord in Landlord’s Estimate Notice. Landlord shall pay the costs and fees of Landlord’s broker in connection with any determination of Fair Market Rent hereunder, and Tenant shall pay the costs and fees of Tenant’s broker in connection with such determination. The costs and fees of any third broker shall be paid one-half by Landlord and one-half by Tenant.

3.2.4.5 Continuation Payments. If the Fair Market Rent of the Premises being extended has not been determined as of the commencement of the Option Term, then, until such Fair Market Rent is determined, Tenant shall continue to pay as Rent for the Premises being extended the per square foot rental rate in effect at the time of Landlord’s Rent Determination Notice. When such Fair Market Rent has been determined, if Tenant has underpaid the Rent applicable for the Option Term, Tenant shall pay such deficiency to Landlord at the time the next monthly payment of Rent is due or if Tenant has overpaid such Rent, Landlord shall, at Landlord’s option, credit the amount of such overpayment against Tenant’s payment(s) of Rent next coming due hereunder or pay such overpayment to Tenant within ten (10) days after Tenant’s demand for payment thereof.

3.2.5 Refurbishment Allowances. In the event Tenant exercises an Extension Option, Landlord shall pay to Tenant upon such exercise the amounts set forth below corresponding to the Extension Option being exercised for refurbishment of the improvements in the Premises being extended:

Option	Amount Per Rentable Square Foot of Premises Being Extended
First Extension Option	$5.00
Second Extension Option	$8.00
Third Extension Option	$12.00

3.3 Definition of Term. As used herein, “Term” shall mean the Initial Term together with any extension thereof as such may be extended and in effect pursuant to the terms hereof.

4. RENT

4.1 Gross Rent. From and after the Commencement Date, but subject to the terms of Section 3.1.2 above, Tenant shall pay to Landlord during the first Lease Year gross rent (the “Rent”) in the amount of $1.58 per rentable square foot of the Premises per month (i.e., $182,512.12).

4.2 Annual Increase to Gross Rent. Landlord and Tenant have agreed that, in lieu of Tenant having the obligation to pay for operating expenses and taxes of the Property (other than as provided in Section 14.2 regarding payment by Tenant for gas and electricity), the Rent shall be subject to regularly scheduled annual increases commencing on the first day of the second Lease

Year and the first day of each Lease Year thereafter during the Initial Term, in accordance with the following schedule:

Lease Year	Monthly Per Square Foot Rental Rate
Second	$1.62 (i.e., $187,132.68)
Third	$1.66 (i.e., $191,753.24)
Fourth	$1.70 (i.e., $196,373.80)
Fifth	$1.74 (i.e., $200,994.36)
Sixth	$1.79 (i.e., $206,770.06)
Seventh	$1.83 (i.e., $211,390.62)
Eighth	$1.88 (i.e., $217,166.32)
Ninth	$1.92 (i.e., $221,786.88)
Tenth	$1.97 (i.e., $227,562.58)

4.3 Payment of Rent. Rent shall be payable by Tenant in consecutive monthly installments on or before the first day of each month, in advance, at the address specified for Landlord in Section 25, or such other place as Landlord shall designate, without any prior demand therefor and without any abatement, deduction or setoff whatsoever except as otherwise expressly provided in this Lease. If the Commencement Date should occur on a day other than the first day of a calendar month, the rental for such fractional month shall be prorated on a daily basis based upon the number of days in such month.

4.4 Payment of First and Last Month’s Rent. Upon the delivery by Landlord to Tenant of a commitment letter from Landlord’s permanent lender that such lender is committing to fund a permanent loan (which date is estimated by Landlord to be October 12, 1993), Tenant shall pay to Landlord the estimated first and last months Rent (i.e., $182,512.12 and $227,562.58). In the event Tenant elects to terminate this Lease pursuant to the terms of the Land Purchase Option Addendum attached hereto, the repayment of the amount paid by Tenant to Landlord pursuant to the foregoing sentence shall be secured by a deed of trust on the Property; and Tenant hereby agrees to reconvey such deed of trust if Tenant does not elect to terminate the Lease pursuant to the terms of the Land Purchase Option Addendum attached hereto. The amount so paid by Tenant upon the execution of this Lease (or the amount thereof outstanding at any time) shall bear simple interest at the rate of seven percent (7%) per annum throughout the Initial Term. Landlord shall pay to Tenant the accrued amount of such interest on the Commencement Date and thereafter on January 1st of each year during the Initial Term and on the Expiration Date or the date of any earlier termination of this Lease. In the event Landlord fails to make any such payment to Tenant when due, Tenant shall have the right to offset the amount due against the Rent next due to Landlord hereunder. In the event the Property is transferred for any reason and Tenant is required to pay such first and last months rent again, Tenant retains the right to proceed against Joe Shekou and Haidy Shekou for the repayment of such amount Tenant is required to pay again.

4.5 Late Charge. Tenant acknowledges that the late payment of any Rent will cause Landlord to incur damages, the exact amount of which would be impractical and extremely difficult to ascertain. Such damages may include, without limitation, processing, accounting, and other administrative costs, loss of use of the overdue funds, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering any portion of the Property. Landlord and Tenant agree that if Landlord does not receive any payment of Rent by the eighth (8th) day of a calendar month in which Rent is due and Landlord has notified Tenant in writing by the fourth (4th) day of such calendar month that such Rent has not been received, Tenant shall pay to Landlord on demand a late charge in an amount equal to the late charge imposed by the then current senior mortgage holder; provided, however, Tenant shall not be responsible for a late charge that exceeds five percent (5%) of the Rent for such month. The parties agree that such late charges represent a reasonable estimate of the cost that Landlord will incur by reason of late payment by Tenant.

4.6 Interest. Notwithstanding any other provisions of this Lease, any payment owed by either party to the other hereunder, including payment of Rent hereunder, that is not paid when due shall bear interest from the date that is fifteen (15) days following written notice to the party from whom such payment is due that such payment is past due until the same has been fully paid, such interest to be at a rate (the “Default Rate”) that is equal to the lesser of (i) two percent (2%) above the rate of interest publicly announced from time to time by Bank of America N.T. & S.A. at its San Francisco headquarters as its “Reference Rate” for commercial borrowing adjusted monthly on the first day of each month, such adjustment to be effective for the following month, and (ii) the highest rate permitted by law.

5. OCCUPANCY

5.1 Use. Tenant shall use and occupy the Premises for general office purposes and related lawful uses that may from time to time be necessary or desirable to be incorporated into Tenant’s corporate headquarters, including, without limitation, computer centers, client briefing and service centers, training rooms, employee showers and fitness rooms, and dining facilities and other food service operations.

5.2 Signage. Tenant, at its sole cost, shall have exclusive signage rights for the Property, including the right to install one or more signs on the exterior of the Building and to install one or more monument signs on the Land. Such signage shall be subject to the approval of the City of San Rafael, if and to the extent required; and such signage shall also be subject to the approval of Landlord, with such approval by landlord not to be unreasonably withheld, delayed, or conditioned.

5.3 Satellite Dish. Tenant shall have the right to use the roof of the Building (or another portion of the Property equally suitable) for the purpose of installing, operating, maintaining and replacing Tenant’s communications equipment, including, without limitation, satellite dishes, microwave antennas and similar devices (“Communications Equipment”). Tenant may, at its sole cost and expense, erect, maintain, install and operate such Communications Equipment on the roof of the Building (or another location on the Property equally suitable) in one or more locations specified by Tenant and subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be entitled to run appropriate conduit from such Communications Equipment to the Premises, in order to connect Tenant’s related equipment in the Premises to such Communications Equipment on the roof of the Building. Tenant shall at all times maintain such Communications Equipment in good order and repair and Tenant shall be responsible for any and all costs and expenses incurred in connection with such Communications Equipment, including, without limitation, the installation of conduit from such Communications Equipment to the Premises. In the event the Communications Equipment is installed on the roof of the Building, Tenant shall construct a walkway and railing on the roof of the Building so as to reach the Communications Equipment and to discourage unauthorized access to other portions of the roof. Tenant’s installation, repair, maintenance, and operation of the Communications Equipment shall be subject to and in accordance with all applicable governmental codes, laws, rules, regulations or ordinances in effect from time to time. Tenant shall indemnify and hold harmless Landlord from all damage, loss, cost, and liability arising from Tenant’s operation and maintenance of the Communications Equipment.

5.4 Emergency Generator and Fuel Storage Tank. Tenant, at its sole cost and expense, shall have the right to install an emergency generator system serving the Building, including an emergency generator, fuel storage tank and associated piping and connections. The location of the generator and fuel storage tank (which may be underground or above ground) on the Land shall be determined by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that in the event locating the fuel storage tank above ground is both reasonable and not disruptive of Tenant’s use of the Property, it shall not be unreasonable for Landlord to refuse to consent to locating the fuel storage tank underground. Tenant shall at all times maintain such emergency generator system, including the fuel storage tank, in good condition and repair, and Tenant shall comply with all applicable federal, state and local laws, statutes and regulations relating to the operation and maintenance of such system, including, without limitation, California Health and Safety Code Sections 25280 et seq. (and regulations promulgated thereto). Tenant shall indemnify and hold harmless Landlord from all damage, loss, cost, and liability arising from Tenant’s operation and maintenance of the fuel storage tank installed by Tenant pursuant to this Section. Upon the expiration or early termination of the Term, Tenant shall, at its expense, remove the fuel storage tank (unless Landlord elects to have the tank remain and assume all liability therefore) in accordance with all applicable federal, state and local laws, statutes and regulations.

6. ASSIGNMENT, MORTGAGE, SUBLETTING

6.1 Consent Required. Except as provided below, neither Tenant, nor Tenant’s legal representatives, successors or assigns, shall assign, mortgage or encumber this Lease, or sublet, or use or occupy or permit the Premises or any part thereof to be used or occupied by others, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by any party other than Tenant, Landlord may, after default by Tenant and the failure to cure such default during any applicable cure periods, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of the obligations on the part of Tenant herein contained.

6.2 Consent not Required. Tenant shall have the right, without Landlord’s consent, but with notice to Landlord, to assign this Lease or sublet all or a portion of the Premises to any parent, subsidiary, affiliate or successor of Tenant, to any person, firm or corporation which shall be controlled by, under the control of, or under common control with Tenant, or to any entity into which Tenant may be merged or consolidated or which purchases all or substantially all of the assets of Tenant. No assignment or sublease, whether with or without Landlord’s consent, shall relieve Tenant from its covenants and obligations under this Lease.

6.3 Standard of Reasonableness. Notwithstanding any contrary provision of the foregoing, it shall be reasonable for Landlord to deny such consent to an assignment or sublet in the following circumstances:

6.3.1 The use to be made of the premises by the proposed assignee violates the terms of Section 5.1, or is a use which would be prohibited by any other portion of this Lease; or

6.3.2 The financial responsibility of the proposed assignee (as opposed to a proposed subtenant) is not reasonably satisfactory to Landlord.

6.4 Future Consent. Landlord’s consent to an assignment or sublease shall not be construed to relieve Tenant or any assignee or subtenant from obtaining the express consent in writing of Landlord to any further assignment or sublease, to release Tenant from any liability whether past, present or future under this Lease or to release Tenant from any liability under this Lease because of Landlord’s failure to give notice of default under or in respect of any of the terms, covenants, conditions, provisions or agreements of this Lease.

7. ALTERATIONS

7.1 Consent Required. Except as set forth below, Tenant shall make no alterations, decorations, additions or improvements in or to Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall submit such information as Landlord shall reasonably require, including, without limitation, plans and specifications for such proposed work; provided, however, that Tenant shall not be required to pay to Landlord any fee for Landlord’s review of such documents or information (including architectural or engineering drawings). Landlord shall, within ten (10) business days following receipt of Tenant’s plans and specifications for the proposed work, review and either approve, disapprove or conditionally approve, which conditional approval shall include written comments to Tenant’s plans. Failure of Landlord to respond to said plans within such ten (10) business days shall constitute Landlord’s approval of said plans and specifications.

7.2 Consent Not Required. Notwithstanding the foregoing, Tenant may, without the Landlord’s consent, but with prior notice to Landlord, make (i) alterations, additions and improvements to the tenant finish work in the Premises, and (ii) other alterations, additions and improvements to the Premises costing less than $100,000 that are non-structural in nature and that do not require altering the Building mechanical, plumbing or electrical systems (“Building Systems”). All such work shall be done at Tenant’s sole cost and expense. All work done by Tenant shall be performed in compliance with applicable laws, ordinances, regulations and requirements of governmental authorities having jurisdiction, and in compliance with the rules, orders, directions and requirements of insurance underwriters that are necessary for the maintenance of all-risk property insurance for the Premises. Before commencing any work, Tenant shall give Landlord at least ten (10) days’ written notice of the proposed commencement of such work in order to give Landlord an opportunity to prepare, post and record such notice as may be permitted by law to protect Landlord’s interest in the Property from mechanic’s liens. Any mechanic’s lien filed against the Building or the Land for work claimed to have been done for, or materials claimed to have been furnished to Tenant, shall be discharged by Tenant, by bond or otherwise, within thirty (30) days after the filing thereof, at the cost and expense of Tenant. All improvements upon the Premises made by Tenant shall remain upon, and be surrendered with the Premises, as a part thereof, at the end of the Tern, unless Tenant elects to remove the same. In any event, Tenant shall have the right, but not the obligation, at the expiration or earlier termination of this Lease, to remove any personal property of Tenant, supplemental HVAC unit, signage installed by Tenant, computers and related equipment including peripheral equipment and tape and disk vaults, all projectors and projection screens and related equipment, blackboards, whiteboards, tack boards, and other display units, telephone systems, cipher locks and electronic security systems, paging systems, phone system equipment, including patch panel and subfeed panel locations for such phone systems, fire suppression systems, CRT patch panels and all other similar equipment of Tenant.

8. REPAIRS

8.1 Tenant’s Obligation to Repair. Subject to Landlord’s repair and maintenance obligations set forth in this Lease, Tenant shall, except for ordinary wear and tear, acts of God and casualty, make all repairs in and about the Premises necessary to preserve the Premises in good order and condition, including, without limitation, fixtures, interior walls, interior surfaces of exterior walls (however excluding exterior windows and window gaskets), doors located within the Premises, defects in the Tenant Improvements (as defined in the Construction Addendum), and repairs necessitated by the negligent acts of Tenant or Tenant’ s Parties to the extent such repairs are not covered by the insurance that Landlord is required to maintain pursuant to the terms of the Lease; provided, however, that Tenant shall not be responsible for any repairs or maintenance (i) to the extent made necessary by any defects in the Building or those portions of the Premises excluding the Tenant Improvements (which items shall be repaired by Landlord at no expense to Tenant), (ii) covered by Landlord’s insurance or which would be covered under the insurance Landlord is required to carry under Section 16, (iii) needed in connection with any negligence or willful misconduct of Landlord or Landlord Parties, or (iv) made necessary by any casualty, condemnation or Landlord’s default under the terms of this Lease.

8.2 Landlord’s Obligation to Repair. Landlord shall maintain in good condition and repair the foundations, exterior walls and roof of the Building, all exterior windows and window frames, all structural elements of the Building, the Building Systems (including, without limitation, the heating, ventilating and air-conditioning system {except Tenant shall pay all costs for the routine, non-capital maintenance of the heating, ventilating and air-conditioning system in excess of the costs required to maintain a standard system for comparable buildings to the Building for similar tenants, which amount, if the parties are unable to agree, shall be determined by binding arbitration}, plumbing, electrical, life-safety, fire protection, security, and sewer) and the parking areas, landscaping and other exterior portions of the Property; provided, however, Landlord shall not be obligated to repair (i) any defects in the Tenant Improvements (as defined in the Construction Addendum), or (ii) any repairs necessitated by the negligent acts of Tenant or Tenant’s Parties to the extent such repairs are not covered by the insurance that Landlord is required to maintain pursuant to the terms of the Lease. There shall be no allowance to Tenant for a diminution of rental value, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from the making of any repairs or improvements in or to any portion of the Building so long as such repairs or improvements are undertaken and accomplished in such manner as to minimize to the extent reasonably possible any disruption to the business operations of Tenant in the Premises; provided, however, in the event the Premises (or a portion thereof) are rendered unusable during and as a consequence of any such repair work undertaken by or on behalf of Landlord, then one (1) day of Rent (or such proportionate amount as relates to the unusable portion of the Premises) shall be abated for every day the Premises (or portion thereof) are rendered unusable.

9. REQUIREMENTS OF LAW

9.1 Requirements of Law. Tenant, at Tenant’s expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities (collectively, “Laws,” or individually, a “Law”) pertaining to Tenant’s use of the Property and with any direction of any public officer pursuant to law, which shall impose any duty upon Tenant with respect to the use or occupation of the Property, and shall not do or permit to be done any act or thing upon the Property, which will invalidate or be in conflict with any insurance policy covering the Building or its fixtures, appurtenances or equipment or the property located therein, and shall not do or permit to be done any act or thing upon the Property which shall or might subject Landlord to any liability or responsibility for injury to any person or persons or to any property by reason of any business or operation being carried on upon the Property; provided, however, that Tenant shall not be required to make any alterations of or improvements to the Property (structural or otherwise) in order to so comply unless such alterations or improvements shall be necessitated or occasioned by the particular nature or manner of Tenant’s use of the Property as opposed to office use in general. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord, at Landlord’s expense, shall comply with all Laws pertaining to the Property and with any recorded covenants, conditions and restrictions affecting the Land.

10. SUBORDINATION, MORTGAGES, NONDISTURBANCE

10.1 Subordination. This Lease is subject and subordinate to (i) all ground or underlying leases, mortgages and deeds of trust which now affect the Land, (ii) all renewals, modifications, consolidations, replacements and extensions thereof, and (iii) any ground or underlying leases, mortgages, or deeds of trust which may hereafter affect the Land; provided, however, that it shall be a condition precedent to such subordination that Tenant receive from such lessor, mortgagee or beneficiary a fully executed original of the Subordination, Non-Disturbance and Attornment Agreement specified in Section 10.3 below.

10.2 Mortgages. In the event of foreclosure or exercise of power of sale under any mortgage or deed of trust now or hereafter affecting the Land, Tenant shall attorn to such holder or purchaser; provided, however, that it shall be a condition precedent to such attornment that Tenant receive from such lessor, mortgagee or beneficiary a fully executed original of the Subordination, Non-Disturbance and Attornment Agreement specified in Section 10.3 below. Notwithstanding this Section 10.2, such holder or purchaser may elect that this Lease become or remain, as the case may be, superior to said mortgage or deed of trust.

10.3 Nondisturbance. Notwithstanding anything to the contrary herein contained, with respect to any ground or underlying leases, mortgages or deeds of trust which now or may hereafter affect the Land, this Lease shall not be subject or subordinate thereto unless and until Landlord obtains from the mortgagee under said mortgage, beneficiary under the deed of trust, ground lessor under any ground lease or other secured party under any other security instrument or arrangement placed against the Property, a Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit C attached hereto.

11. INDEMNIFICATION

11.1 Indemnity. Subject to the terms of Section 16.4, the parties hereto shall indemnify and hold harmless the other party for all damages arising out of any damage to any person or property occurring in, on, or about the Premises or the Property resulting from the acts or omissions of the indemnifying party or their authorized representatives.

11.2 Waiver of Claims. The parties hereto shall not be liable to the other party for any damage to the other party or such other party’s property, except that each party hereto shall be liable to the other party for damage resulting from the acts or omissions of the other party or such other party’s authorized representative.

12. DAMAGE OR DESTRUCTION

12.1 Partial Damage. If the Premises or any portion of the Building or Land required by Tenant to use the Premises as intended shall be partially damaged by fire or other cause, the damages shall be repaired by and at the expense of Landlord and the Rent until such repairs shall be made shall be apportioned according to the part of the Premises which is unusable by Tenant. No liability shall accrue for reasonable delay which may arise by reason of adjustment of insurance on the part of Landlord or Tenant, for reasonable delay on account of “labor troubles,” or any other cause beyond Landlord’s control; provided, however, Tenant shall have the option thereafter to terminate this Lease if such partial damage is not fully repaired within one hundred eighty (180) days from the date of such damage. In the event Tenant desires to exercise its right of termination set forth above, Tenant shall notify Landlord in writing within thirty (30) days after the passage of the 180th day from the date of such damage.

12.2 Total Damage. If the Premises are totally damaged or are rendered wholly untenantable by fire or other cause, and Landlord shall decide not to restore or rebuild the same, or if the Building shall, in Landlord’s and Tenant’s reasonable judgment, be so damaged that Landlord shall decide to demolish it and rebuild it, then in any of such events either party may, within ninety. (90) days after such fire or other cause, give the other party notice of such decision, and thereupon this Lease shall expire by lapse of time upon the third day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord.

12.3 Limitation on Replacement Costs. Notwithstanding anything contained in Section 12.1 to the contrary, if the casualty causing such loss, damage or destruction is not covered by the insurance required to be maintained by Landlord pursuant to the terms of this Lease, Landlord shall not be required to spend for any repair, replacement or reconstruction of the Premises or the Building more than an amount equal to ten percent (10%) of the total replacement cost of the Building.

12.4 Waiver. The provisions of this Lease, including this Article 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Land, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in any absence of an express agreement between the parties, and any similar statute or regulation, now or hereafter in effect, shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises, the Building or any other portion of the Land.

13. EMINENT DOMAIN

13.1 Total Taking. If the whole Building shall be taken or condemned for all or any portion of the term by any competent authority for any public or quasi public use or purpose, or transferred by agreement in connection with such public or quasi public use or purpose with or without any condemnation action or proceeding being instituted (collectively, a “Taking” or “Condemnation”), then, the Term shall terminate as of the date when the possession of the Building shall be required for such use or purpose, and without apportionment of the award, such that the entire award is paid to Landlord. The then current rental, however shall in any such case be equitably apportioned. Nothing contained herein shall be deemed to give Landlord any interest in, or to require Tenant to assign to Landlord, any award made to Tenant specifically for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, or the interruption of or damage to Tenant’s business if such award is made separately to Tenant and not as part of the damages recoverable by Landlord.

13.2 Partial Taking. If any portion of the Premises is taken by Condemnation, this Lease shall remain in effect, except that Tenant shall have the right to elect to terminate this Lease if the remaining portion of the Premises is rendered inaccessible or unusable to Tenant or is not adequate space for Tenant’s purposes. If any part of the Land is taken by Condemnation, this Lease shall remain in full force and effect so long as there is no material interference with the access to the Premises. If such a taking materially interferes with access to the Premises, either party shall have the election to terminate this Lease.

13.3 Restoration. If there is a partial taking of any portion of the Premises and this Lease remains in full force and effect pursuant to this Article 13, Landlord, at its cost, shall accomplish all necessary restoration so that the balance of such portion of the Premises is returned as near as practical to their condition immediately prior to the date of Taking.

13.4 Temporary Taking. If all or any portion of the Premises is condemned or otherwise taken for public or quasi-public use for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all terms, conditions and covenants of this Lease; provided, however, in the event such temporary taking continues for more than six months, Tenant shall have the right to terminate this Lease. Tenant shall be entitled to receive the entire award made in connection with any such temporary condemnation or other taking.

14. SERVICES

14.1 Services. At all times during the Term, Landlord shall:

14.1.1 Provide automatic elevator facilities twenty four hours a day, seven days a week.

14.1.2 On normal business days from 8:00 a.m. to 6:00 p.m. (and at other times for the then current hourly charge per fan room) ventilate the Premises and furnish heating or air conditioning as required for Tenant’s comfortable use and normal occupancy of the Premises with temperatures between the range of 68º F dry bulb and 76º F dry bulb.

14.1.3 Provide electricity for lighting and normal office business machines, including, without limitation, computers, electronic data processing and ancillary equipment.

14.1.4 Furnish water for drinking and lavatory purposes.

14.1.5 Cause the Premises to be kept clean and neat in accordance with the janitorial specifications set forth on Exhibit D attached hereto.

14.1.6 Provide a day porter for the Building for a minimum of four (4) hours per day, Monday through Friday, with duties to be specified by Tenant.

14.1.7 Install, at Landlord’s expense, all replacement Building standard fluorescent bulbs, light bulbs and ballasts as needed in the Premises.

14.1.8 Maintain the parking lot in a first class condition, which shall include, without limitation, regular sweeping so as to keep the parking lot generally free of trash and rubbish, patch and repair paving as necessary, and maintain the striping.

14.1.9 Maintain all landscaping and walkways in a first class condition, which shall include, without limitation, maintaining healthy vegetation, the removal of dead or deceased vegetation and the replacement thereof with vegetation of consistent maturity, and the regular sweeping and cleaning of walkways and plazas so as to keep such walkways and plazas generally free of trash and rubbish.

14.2 Costs of Services. Except for the cost of gas and electricity for the Building, which shall be the responsibility of Tenant, all services shall be performed at the sole cost and expense of Landlord.

14.3 Approval of Service Contracts. Tenant shall have the right to reasonably pre-approve all service contracts entered into by Landlord to provide service to the Property; provided, however, Tenant acknowledges that Landlord or a company controlled by Landlord may perform some of the services set forth herein. In addition, Landlord shall provide Tenant with copies of all service reports received by Landlord with respect to the Property.

14.4 Cessation of Services. Landlord shall notify Tenant in writing at least twenty-four (24) hours before any intentional shut-down of electrical power or HVAC serving the Premises, except in the case of an emergency. Notwithstanding the terms of this Lease to the contrary, if any Building service is interrupted for a period of one (1) day due to the negligence or willful acts of Landlord, its agents, servants, employees, contractors or subcontractors or for a period of three (3) consecutive days due to any other reason (other than the misuse, negligence or willful act of Tenant) and such failure adversely effects Tenant’s use of the Premises for Tenant’s normal business operations, then there shall be an abatement of Rent from and after said first or third day, as the case may be, until such services are restored. Landlord agrees to use its best efforts to restore such services as soon as possible. In the event that Landlord fails to initiate and diligently prosecute curative actions within eight (8) business hours following receipt by Landlord (or Landlord’s managing agent) of written notice from Tenant of any such service interruption, Tenant shall have the right to immediately exercise Tenant’s self-help rights and remedies pursuant to Section 19 below without providing Landlord with any other or further cure period.

15. ACCESS TO PREMISES

Subject to the terms of Section 8 with respect to repairs and Section 14 with respect to services, Tenant shall permit Landlord to use and maintain pipes and conduits in and through the Premises; provided, such pipes and conduits are concealed above the ceiling, beneath the floor or behind the demising walls, and do not interfere with Tenant’s use of the Premises. Landlord shall have the right to enter the Premises at reasonable hours upon at least twenty-four (24) hours advance written notice (except in the case of emergency) and in the accompaniment of a representative of Tenant to examine the same and to make such repairs required of Landlord hereunder and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part; provided, any such entry is strictly of a temporary nature. In the event any such entry by Landlord renders the Premises unusable for more than two (2) consecutive days, the Rent shall abate from and after said second day for so long as said entry renders the Premises unusable. Landlord is expressly granted permission to show the Premises at any reasonable time upon at least twenty-four (24) hours advance written notice to prospective tenants, mortgagees, purchasers, lessees of the Building and other persons with a business interest therein; provided, however, that Landlord shall only exhibit the Premises to prospective tenants during the final six (6) months of Tenant’s occupancy of the Premises. Landlord agrees to use best efforts in connection with any entry to minimize any interference with Tenant’s business operations and to protect Tenant’s employees and property within the Premises, and Tenant shall cooperate with such efforts. Landlord shall be responsible for any damage to persons or property within the Premises caused by such entry by Landlord. If Tenant shall not be personally present to open and permit an entry into the Premises when for emergency reasons an entry therein shall be necessary, Landlord may enter the same by a master key, or may forcibly enter the same, without rendering Landlord liable therefor (if during such entry Landlord shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations, terms, covenants, conditions, provisions or agreements of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Land or the Building or any part thereof, other than as otherwise provided in this Lease.

16. INSURANCE

16.1 Tenant’s Insurance. Tenant shall carry at its expense and maintain in force during the term the following insurance:

16.1.1 Commercial General Liability Insurance (including protective liability coverage on operations of independent contractors engaged in construction and also blanket contractual liability insurance) on an “occurrence” basis for the benefit of Tenant and Landlord as named insured against claims for “personal injury” liability, including, without limitation bodily injury, death or property damage liability with a limit of not less than $2,000,000 in the event of “personal injury” to any number of persons or of damages to property arising out of any one “occurrence” in connection with Tenant’s use of the Property. Such insurance may be furnished under a “primary” policy and an “umbrella” policy, provided that it is primary insurance and not excess over or contributory with any insurance in force for Landlord; and

16.1.2 Insurance against loss or damage by fire and such other risks and hazards as are insurable under present and future standard forms of fire and extended coverage insurance policies, to the personal property, furniture, and furnishings belonging to Tenant located in the Premises for not less than 100% of the actual replacement value thereof.

16.2 Landlord’s Insurance. Landlord shall maintain policies of insurance covering loss of or damage to the Property (including tenant improvements and subsequent alterations) in the full amount of its replacement cost. Such policies shall provide protection (subject to reasonable deductibles) against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage, and earthquake; provided, however, Tenant shall pay one-half of the yearly premium for earthquake insurance for so long as Tenant desires Landlord to maintain earthquake insurance. The proceeds of such insurance received by Landlord shall be applied toward the restoration or replacement of the items to which they relate. In addition, Landlord shall maintain a policy of commercial general liability insurance with a combined single limit of not less than $3,000,000 per person and $5,000,000 per occurrence for bodily injury and property damage, plus coverage against such other risks Landlord deems advisable from time to time, insuring Landlord against liability arising out of the ownership, use, occupancy or maintenance of the Property and insuring the performance by Landlord of Landlord’s indemnity provisions of this Lease.

16.3 Policies. All such insurance shall name the other party as additional insured, shall be effected under policies issued by insurers licensed to do business in the State of California and with a rating of at least AA by Duff & Phelps, Moody’s or Standard & Poors and shall provide that the other party shall receive thirty

(30) days written notice from the insurer prior to any cancellation, diminution or material change of coverage. Landlord and Tenant shall each deliver policies of such insurance or certificates thereof to the other on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of expiring policies; and, in the event either party shall fail to procure such insurance or to deliver such policies or certificates, the other party may, at its option, procure the same, and the cost thereof shall be paid to by the other party within ten (10) days after delivery of bills therefor.

16.4 Subrogation. Notwithstanding any other term or provision of this Lease to the contrary, Landlord and Tenant hereby both release the other and their respective employees, agents, servants, licensees and invitees from and waive any claims either may have against the other or their employees, agents, servants, licensees or invitees for any loss or damage to the Building, Premises, improvements on or to the Building, Premises, or to the contents of the foregoing and any personal property stored or placed thereon by either of them caused by any of the perils insurable against under fire and extended coverage insurance policies with “all risk” endorsement, whether such damage or loss was caused by the negligence of either of them or their respective employees, agents, servants, invitees or licensees. The foregoing mutual release and waiver of subrogation shall apply whether or not such insurance on the Building, Premises, improvements, contents and/or personal property was in force at the time of the loss or damage. Moreover, each party agrees to take all actions necessary to make the foregoing release effective and binding upon their respective insurance carriers so that such carriers specifically waive any right of subrogation that such carriers might otherwise have against the other party and/or their respective employees, agents, servants, invitees or licensees, and Landlord and Tenant shall each indemnify the other against and reimburse the other for any and all loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver.

17. SECURITY

Tenant, at its expense (subject to Tenant’s ability to utilize the funds budgeted by Landlord as provided below) may install such safety and security systems or devices, including, without limitation, locked documentation rooms, tape and disk vaults, smoke detectors, electronic security devices and auxiliary emergency electric power supplies, as Tenant may deem appropriate. Tenant shall have the right by installation of a key system or otherwise, to control access to the Premises and the Building; provided that Tenant shall afford Landlord access to the Building so as to allow Landlord to provide services or perform any work under this Lease or as otherwise may be required in an emergency. Tenant shall have the right to utilize the funds budgeted by Landlord for a security program (i.e., $15,000) for the installation of its own security program as set forth above. In the event Tenant elects to utilize the funds for Landlord’s security program, Tenant shall deliver to Landlord, following completion of such work, a written invoice for such funds, and Landlord shall pay such amount within thirty (30) days of receipt of such written invoice.

18. TENANT DEFAULT

18.1 Definition of Tenant Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

18.1.1 Tenant’s failure to make any payment owed by Tenant under this Lease, as and when due, where such failure is not cured within ten (10) days following Tenant’s receipt of Landlord’s written notice thereof; or

18.1.2 Tenant’s failure to observe, keep, or perform any of the terms, covenants, agreements, or conditions under this Lease that Tenant is obligated to observe or perform, other than that described in paragraph (a) above, for a period of thirty (30) days after delivery of notice to Tenant of said failure; provided however, that if the nature of Tenant’s failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default under this Lease if Tenant shall commence the cure of such default so specified within said thirty (30) day period and diligently prosecute the same to completion; or

18.1.3 Filing by Tenant of a voluntary petition under any applicable bankruptcy Law, or the issuance of an order for relief entered under any applicable bankruptcy Law, or the filing by Tenant of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for Tenant under the present or any future applicable Law relative to bankruptcy, insolvency, or other relief for debtors, or Tenant’s consent to or acquiescence in the appointment of any trustee, receiver, conservator, or liquidator of Tenant or of all or any substantial part of its properties or its interest in the Premises (the term “acquiesce,” as used in this clause, includes but is not limited to the failure to file a petition or motion to vacate, appeal, or discharge any order, judgment, or decree within one hundred twenty (120) days after entry of such order, judgment, or decree); or

18.1.4 Issuance or entry, by a court of competent jurisdiction, of any order, judgment, or decree approving a petition filed against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future applicable Law relating to bankruptcy, insolvency, or other relief for debtors, and acquiescence by Tenant in the entry of such order, judgment, or decree; or the failure of such order, judgment, or decree to be vacated or stayed within one hundred twenty (120) days after the date of entry thereof; or the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver, conservator, or liquidator of Tenant or of all or any substantial part of its properties or its interest in the Premises and the failure of such appointment to be vacated or stayed within one hundred twenty (120) days.

18.2 Landlord’s Remedies. Upon the occurrence of any Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other rights and remedies now or hereafter provided at law or in equity:

18.2.1 Termination. Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant’s account, its acceptance of keys to the Premises from Tenant or its exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises. Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future law, ordinance or regulation providing for recovery of damages for such breach, including but not limited to the following:

18.2.1.1 The worth at the time of award of the unpaid rent which had been earned at the time of termination;

18.2.1.2 The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

18.2.1.3 Subject to Subdivision (c) of the California Civil Code Section 1951.2, the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

18.2.1.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The “worth” at the time of award of the amounts referred to in this Section 18.2.1.1 and Section 18.2.1.2 shall be computed by allowing interest at the Default Rate. The worth at the time of the award of the amount referred to in Section 18.2.1.3 shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

18.2.2 Non-Termination. Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). During the continuance of an Event of Default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant’s account to any person, for such Term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of reasonable costs of maintaining, preserving, altering and preparing the Premises for subletting and other reasonable costs of subletting, including, broker’s commissions and attorneys’ fees; (ii) second, to the payment of rent then due and payable; (iii) third, to the payment of future rent as the same may become due and payable hereunder; and (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the Term. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month to pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency to Landlord monthly upon demand. Notwithstanding any such subletting for Tenant’s account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous Event or Default. During the continuance of an Event of Default, for so long as Landlord does not terminate Tenant’s right to possession of the Premises, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant’s interest in the Premises or in this Lease.

19. LANDLORD’ S DEFAULT

19.1 Landlord’s Default. If Landlord shall fail to keep or perform any of its obligations under this Lease with respect to the making of any payment to Tenant or the performance of any other obligation of Landlord under this Lease, and upon the continuance of such failure on Landlord’s part for thirty (30) days after the receipt by Landlord and any holder of any mortgage or the beneficiary of any deed of trust secured by the Property (“Mortgagee”) of written notice of such failure from Tenant (provided, however, that in the case of any such failure which cannot reasonably be cured within thirty (30) days, Landlord (and/or Mortgagee) shall be allowed such additional period as may be reasonably required by Landlord (and/or Mortgagee) to cure such failure with due diligence, provided Landlord (and/or Mortgagee) begins to cure such default within such thirty (30) day period and thereafter diligently and continuously pursues said cure to completion), and without waiving or releasing Landlord from any obligation, then Tenant may (but shall not be obligated to): (a) terminate this Lease without incurring any termination fee if Tenant’s use of the Premises for normal business operations is materially and adversely affected as a consequence of such failure on the part of Landlord, or (b) make such payment, or Tenant may perform such obligation and all sums actually paid or incurred by Tenant and all necessary and incidental costs and expenses, including reasonable attorney’s fees incurred by Tenant in making such payment or performing such obligation, together with interest thereon at the Default Rate, from the date of payment by Tenant, date payment was due to Tenant or date a cost was incurred by Tenant, shall be paid by Landlord to Tenant within thirty (30) days after demand, and, if not so paid by Landlord, Tenant shall have the right to offset such sums against any Rent or other amounts thereafter payable by Tenant under this Lease, or (c) Tenant may pursue any other remedies available to Tenant at law or in equity to collect payment and/or cause Landlord to cure such default. The foregoing remedies of Tenant shall be cumulative. Tenant’s right of offset provided herein, together with any rent credit allowed pursuant to Section 3.1.2 of the Lease and Section 8(d) of the Construction Addendum, shall not exceed the cumulative total of $20,000 per month.

20. END OF TERM

Upon the expiration or other termination of the term, Tenant shall quit and surrender to Landlord the Premises, broom clean, in as good order, condition and repair as it now is or may hereafter be placed, with all damage due to the removal of Tenant’s fixtures and personal property repaired, ordinary wear and tear and damage by casualty excepted. Tenant shall remove all property of Tenant. Any property left on the Premises at the expiration or other termination of this Lease, or after the happening of an Event of Default set forth in Article 18, may, at the option of Landlord, either be deemed abandoned or be placed in storage at a public warehouse in the name of and for the account of and at the expense and risk of Tenant or otherwise disposed of by Landlord in the manner provided by law.

21. HOLDING OVER

If Tenant holds possession of the Premises after expiration or of the Term, Tenant shall become a tenant from month to month upon the terms herein specified but at a monthly rental equivalent to 125% of the then prevailing Rent paid by Tenant at the expiration of the Term; provided, however, Tenant shall have the right to hold possession of the Premises after the expiration of the Term for two (2) periods of six (6) months each at the then current Rent. Tenant must exercise each such option at least six months prior to the commencement of such six month period. Notwithstanding the foregoing, Tenant shall not have the right to exercise such six month extension option if an Event of Default then exists against Tenant.

22. QUIET POSSESSION

Landlord covenants and agrees with Tenant that upon Tenant’s paying Rent and all other charges and observing and performing all of the terms, covenants, conditions, provisions and agreements of this Lease on Tenant’s part to be observed or performed, Tenant shall have quiet possession of the Premises for the term subject, however, to the terms of this Lease and of any ground leases, underlying leases, mortgages and deeds of trust affecting all or any portion of the Building or any of the areas used in connection with the operation of the Building.

23. TERMINATION, NO ORAL CHANGE

In the event that this Lease terminates for any reason (including but not limited to termination by Landlord) prior to its natural expiration date, such termination will effect the termination of any and all agreements for the extension of this Lease (whether expressed in an option, exercised or not, or collateral document or otherwise); any right herein contained on the part of Landlord to terminate this Lease shall continue during any extension hereof; and any option on the part of Tenant herein contained for an extension hereof shall not be deemed to give Tenant any option for a further extension beyond the extended term in which the Lease was terminated. Except as provided by law, an interruption or curtailment of any services shall not constitute a constructive or partial eviction or except as provided herein, entitle Tenant to any abatement of rent or any compensation (including but not limited to compensation for annoyance, inconvenience or injury to business). No act or thing done by Landlord or Landlord’s agents during the term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of any term, covenant, condition, provision or agreement of this Lease, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any term, covenant, condition, provision or agreement of this Lease, shall not be deemed a waiver of such breach. This Lease contains the entire agreement between the parties, and recites the entire consideration given and accepted by the parties. Any agreement hereafter made shall be ineffective to charge, modify, waive or discharge it in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, waiver or discharge is sought. Tenant acknowledges that any amendment or modification of this Lease requires the consent of the Mortgagee (which Landlord represents Mortgagee has agreed or will agree not to unreasonably withhold); provided, however, Landlord hereby agrees that Landlord and not Tenant shall be responsible for seeking Mortgagee’s consent to any such amendment or modification to this Lease.

24. INABILITY TO PERFORM

Except as expressly set forth elsewhere in this Lease, this Lease and the obligation of Tenant to pay rent hereunder and of both Landlord and Tenant to keep, observe and perform all of the other terms, covenants, conditions, provisions and agreements of this Lease on the part of Tenant and Landlord, as the case may be, to be kept, observed or performed shall in no wise be affected, impaired or excused because the other party is unable to fulfill any of its obligations under this Lease or to supply, or is delayed or curtailed in supplying any service expressly or implied to be supplied or is unable to make, or is delayed or curtailed in making, any repairs, alterations, decorations, additions or improvements, or is unable to supply, or is delayed or curtailed in supplying, any equipment or fixtures, if the other party is prevented, delayed or curtailed from so doing by reason of any cause beyond its reasonable control including, but not limited to, acts of God, industry-wide strikes or labor troubles, fuel or energy shortages, governmental preemption or curtailment in connection with a national emergency or in connection with any rule, order, guideline or regulation of any department or agency, private or governmental or by reason of the conditions of supply and demand which have been or are affected by a war or other emergency. Any such prevention, delay or curtailment shall be deemed excused and the other party shall not be subject to any liability resulting therefrom. Tenant waives and releases its right to terminate this Lease under Section 1932(l) of the California Civil Code or under any similar law or statute now or hereafter in effect.

25. BILLS AND NOTICES

All notices, notifications, demands, requests, consents, approvals, designations, elections and waivers that may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been duly received when delivered personally, or one business day after such notice or demand is sent by a reliable overnight courier service, or three (3) business days after it is sent by United States certified or registered mail, in each case with postage prepaid and the notice or demand addressed to the other party at its address set forth below, or to such other place as such party may from time to time by like notice designate:

Landlord:	Joe Shekou and Haidy Shekou 2173 D Francisco Boulevard San Rafael, California 94901

Tenant:	Autodesk, Inc. 2320 Marinship Way Sausalito, California 94965 Attention: Director of Corporate Real Estate

With a copy to:	Autodesk, Inc. 2320 Marinship Way Sausalito, California 94965 Attention: General Counsel

26. TAX ON TENANT’S PERSONAL PROPERTY

At least ten (10) days prior to delinquency Tenant shall pay all taxes levied or assessed upon Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises. If the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon Tenant’s equipment, furniture, fixtures or other personal property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against the Landlord, or the proportion thereof resulting from said increase in assessment.

27. SECURITY DEPOSIT

Tenant shall not be required to provide a security deposit to Landlord.

28. MARGINAL NOTES

The marginal notes and headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease nor do they in any way affect this Lease.

29. TERMS AND DEFINITIONS

The term “Landlord” as used in this Lease means only the owner or the mortgagee in possession or grantee in possession under a deed of trust, or the owner of the Lease of the Building for the time being, so that in the event of any sale or sales of said land and/or Building or of said Lease, or in the event of a lease of said land and/or Building, the same Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder incurred after the date of such sale; provided, however, the successor-in-interest to Landlord assumes in writing all of such obligations. Tenant hereby acknowledges that Landlord intends to transfer its interest in the Property to Joe Shekou and Haidy Shekou as co-trustees of the J.H.S. Trust. The words “re-enter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning.

30. BROKERAGE

Except with respect to Colliers Advisory Group, which Landlord hereby agrees to pay a commission in accordance with the agreement attached hereto as Exhibit E, each party hereto agrees to indemnify and hold the other party harmless from any claim or claims, including costs, expenses and attorney’s fees incurred by the other party, asserted by any broker or finder for a fee or commission based upon any dealings with or statements made by such indemnifying party or its representatives.

31. BINDING EFFECT

All of the terms, conditions, provisions and agreements of this Lease shall be deemed to be covenants. The covenants contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives and successors, and, except as otherwise provided in this Lease, their assigns.

32. ATTORNEYS’ FEES

In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease (including an action or proceeding between one party and the trustee or debtor in possession while the other party is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code or any successor statute to such Code)), or in the event suit is brought for the enforcement of any of the terms hereof or for the recovery of any amount due and owing hereunder, the prevailing party shall be entitled to recover all its costs and expenses in connection therewith (including court costs and reasonable attorneys’ fees, costs and disbursements) from the other party, whether or not such action, proceeding or appeal is prosecuted to judgment or other final determination. The term “prevailing party” shall include, without limitation, a party who obtains legal counsel or brings an action against the other party by reason of the other party’s breach or default and obtains substantially the relief sought, whether by compromise, settlement, or judgment. If such prevailing party shall recover in any such action, proceeding, or appeal, such costs and expenses (including court costs and reasonable attorneys’ fees, costs and disbursements) shall be included in and as a part of such judgment.

33. ESTOPPEL CERTIFICATES

Upon either party’s prior written request from time to time, the other party shall execute, acknowledge and deliver to the requesting party a statement in writing certifying to those facts for which certification has been requested, including without limitation (a) that this Lease is unmodified and in full force and effect (or, if modified, adequately identifying such modification and certifying that this Lease, as so modified, is in full force and effect) and (b) the date to which Rent, additional payments and other charges are paid and (c) whether or not there is any default by Landlord or Tenant in the performance of any term, covenant, condition, provision or agreement contained in this Lease and further whether or not there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed under this Lease and, it there are, specifying such default, setoff, defense or counterclaim. Any such statement may be conclusively relied upon by any prospective purchaser, lessee, assignee or encumbrancer of the Premises or of all or any portion of the Building or the Land. A party’s failure to deliver such statement within such time shall be deemed a statement that this Lease is in full force and effect, without modification except as may be represented by the requesting party.

34. OPTION TO PURCHASE

34.1 Option to Purchase. Tenant shall have during the first five years of the Term an irrevocable ongoing option to purchase the Property (“Tenant’s Option to Purchase”), upon the terms set forth herein.

34.1.1 Purchase Price. In the event Tenant elects to exercise Tenant’s Option to Purchase pursuant to the terms set forth herein, the purchase price of the Property (“Property Purchase Price”) shall be as follows:

Per Square Foot of the Premises
Land	$51.56 x 115,514 = $5,955,901
Building Cost:	To be determined pursuant to the formula set forth below
Developer Profit:	$8.00 x 115,514 = $924,112

The Building Cost shall equal the actual amount required to complete the Base Building Shell, reasonable and actual soft costs incurred from and after August 27, 1993 that are directly attributable to the construction of the Building, cost for initial landscaping and the Tenant Improvement Allowance; however, the Building Costs shall not take into account any costs initially paid to Landlord by Tenant or reimbursed Landlord by Tenant. The Property Purchase Price, subject to prorations and credits hereinafter provided for, shall be paid to Landlord through escrow at the closing in immediately available funds.

34.1.2 Prepayment/Assumption of Loan. In the event Tenant exercises Tenant’s Option to Purchase, Tenant shall be responsible for any prepayment penalty due under Landlord’s then current loan secured by the first mortgage on the Property. Notwithstanding the foregoing, in the event Tenant exercises Tenant’s Option to Purchase and Landlord’s then current loan secured by the first mortgage on the Property does not allow for prepayment, Tenant shall assume such current loan (and pay any assumption fee), in which event the amount of the loan shall be credited against the Property Purchase Price.

34.1.3 Exercise. Tenant may exercise Tenant’s Option to Purchase by delivering written notice thereof to Landlord.

34.1.4 Title. At the closing, Landlord shall convey to Tenant marketable and insurable fee simple title to the Property and all rights, privileges and easements appurtenant thereto, by duly executed and acknowledged grant deed in a form approved by

Tenant and a nationally recognized title company. Evidence of delivery of marketable and insurable fee simple title shall be the issuance by a nationally recognized title company of an ALTA Owner’s Policies of Title Insurance in an aggregate amount equal to the full amount of the Property Purchase Price, insuring fee simple title to the Property in the Tenant, subject only to exceptions 1-13, 15-17, and 19-23 as are shown on that certain Preliminary Title Report prepared by Pacific Coast Title Company of Marin dated August 31, 1993, a copy of which is attached hereto as Exhibit F. Notwithstanding the foregoing, in the event any of the above exceptions to title have been removed from title prior to the close of the sale contemplated by this transaction, title shall be conveyed not subject to those exceptions.

34.1.5 Closing. At the closing, Landlord shall transfer title to all plans and specifications for the Property and any other personal property then part of the Property by a bill of sale, such title to be free of any liens and encumbrances. The closing hereunder shall be on a date that is no later than sixty (60) days following Tenant’s exercise of Tenant’s Option to Purchase (the “Closing Date”).

34.1.5.1 Documents. At or before the Closing Date, Landlord shall deliver to Tenant through escrow the following:

(i) a duly executed and acknowledged grant deed;

(ii) a duly executed bill of sale;

(iii) originals or true, complete and correct copies of all contracts affecting the Property to be continued by Tenant after the Closing Date, as well as originals or true, complete and correct copies of all development agreements, building permits, design approvals, and the plans and specification for the improvements to be constructed on the Property;

(iv) a duly executed assignment and assumption of Contracts, Permits, Warranties and Guaranties in the form agreeable to the parties;

(v) a duly executed Affidavit of Non-foreign Status in a form agreeable to the parties;

(vi) a duly executed California Withholding Certificate; and

(vii) any other documents, instruments or agreements called for hereunder which have not previously been delivered.

At or before the Closing Date, Tenant shall deliver to Landlord through escrow the following:

(i) the Property Purchase Price, subject to the prorations and credits hereafter provided for;

(ii) a duly executed assignment and assumption of Contracts, Permits, Warranties and Guaranties and Other Intangible Property, in a mutually agreeable form; and

(iii) any other documents, instruments or agreements called for hereunder which have not previously been delivered.

34.1.6 Prorations. Real property taxes and other expenses normal to the operation and maintenance of the Property shall be prorated as of 12:01 a.m. on the date the grant deed is recorded on the basis of a 365-day year.

34.1.7 Expenses. Landlord shall pay all transfer taxes applicable to the sale. Tenant shall pay the fee for the policies of title insurance. The parties shall share evenly the cost of the escrow for the sale as well as the cost of recording the grant deed. Landlord shall pay all costs relating to the reconveyance or discharge of any lien, encumbrance or judgment against the Property.

35. RIGHT OF FIRST REFUSAL

Tenant shall have during the Term, a right of first refusal (“Tenant’s Right of First Refusal”) to purchase the Property, upon the terms set forth herein. In the event Landlord negotiates a purchase contract, option or other agreement to sell the Property (the “Offer”) to a third party, which Offer Landlord is willing to accept, Landlord shall notify Tenant of the Offer (“Landlord’s Notice”). Within eighteen (18) days of Tenant’s receipt of Landlord’s Notice, Tenant shall notify Landlord as to whether Tenant shall exercise its Tenant’s Option to Purchase (as set forth in Section 34.1) if such Offer was received in the first five years of the Term or its Right of First Refusal and purchase the Property on the terms of the Offer or decline to so purchase the Property. In the event Tenant declines to exercise its right to purchase the Property either on the terms of the Tenant’s Option to Purchase or upon the terms of the Offer and Landlord negotiates modifications to the Offer with said third party, Landlord shall notify Tenant of such modifications (the “Modified Offer”) and Tenant shall have eighteen (18) days from receipt of Landlord’s notice of the terms of the Modified Offer in which to exercise its right to purchase the Property upon the terms of the Modified Offer.

36. MEMORANDUM OF LEASE

Upon the mutual execution of this Lease, Landlord and Tenant shall each execute and have acknowledged a memorandum of this Lease for recording purposes in the form attached hereto as Exhibit G and shall immediately thereafter cause such memorandum of lease to be recorded.

37. MISCELLANEOUS

37.1 Governing Law. This Lease shall be governed by and construed in accordance with California law.

37.2 Severability. In the event any term, condition, provision and agreement herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant, provision or agreement shall in no way affect any other term, covenant, condition, provision or agreement herein contained.

37.3 Authority. Each of the persons executing this Lease on behalf of Landlord and Tenant warrants that Landlord or Tenant, as the case may be, is a duly authorized and existing corporation, that it has been and is qualified to do business in California, that it has full right and authority to enter into this Lease, and that each of the persons signing on behalf of Landlord and Tenant, as the case may be, were authorized to do so.

37.4 Exhibits and Addenda. Any exhibits or addenda annexed hereto is made a part hereof.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:	TENANT:

AUTODESK, INC.,
a California Corporation

/s/ Joe Shekou	By:	/s/ Eric Herr
Joe Shekou	Its:

/s/ Haidy Shekou
Haidy Shekou

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is entered into as of November 12, 1993, by and between Joe Shekou and Haidy Shekou (collectively, “Landlord”), and Autodesk, Inc., a California corporation (“Tenant”), with reference to the following facts:

A. Landlord and Tenant entered into that certain Lease Agreement dated October 5, 1993 (“Lease”), pursuant to which Landlord has agreed to construct a building “(Building”) on certain real property in San Rafael, California, and Tenant has agreed to lease such Building. The Land Purchase Addendum dated October 1993 is attached to and forms a part of the Lease.

B. Landlord and Tenant desire to extent the Financing Date set forth in the Land Purchase Addendum from November 15, 1993 to November 30, 1993.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Financing Date. The Financing Date of November 15, 1993 set forth in the Land Purchase Addendum is hereby extended to November 30, 1993 (“New Financing Date”). From and after the date hereof, all references in the Lease and the Land Purchase Addendum to the Financing Date shall refer to the New Financing Date.

2. Status of Lease. Except as amended hereby, the Lease remains unamended, and as amended hereby, the Lease and all the terms and conditions thereof remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the date first set forth above.

TENANT:		LANDLORD:

Autodesk, Inc.
A California corporation
/s/ Joe Shekou
Joe Shekou
By:	/s/ Steve McMahon
Its:		/s/ Haidy Shekou
Haidy Shekou

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is entered into as of March 3, 1994, by and between Joe Shekou and Haidy Shekou, Trustees of the J.H.S. Trust (“Landlord”), and Autodesk, Inc., a California corporation (“Tenant”), with reference to the following facts:

A. Joe Shekou and Haidy Shekou (the “Shekous”), as landlord, and Tenant entered into that certain Lease Agreement dated October 5, 1993, as amended by that certain First Amendment to Lease dated November 12, 1993 (collectively, the “Lease”), pursuant to which the Shekous agreed to construct a building (“Building”) on certain real property in San Rafael, California, and Tenant has agreed to lease such Building. The Land Purchase Addendum dated October 5, 1993 is attached to and forms a part of the Lease.

B. The Shekous assigned their interest in the Lease to Landlord.

C. Landlord and Tenant now desire to modify certain terms of the Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows (capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Lease):

1. Payment of First and Last Months Rent (Section 4.4). Landlord and Tenant hereby agree that Tenant’s payment of $227,562.58, which sum represented the last months Rent due under the Lease, shall be deemed a security deposit (the “Security Deposit”) held by Landlord for the faithful performance of Tenant’s obligations under the Lease. In addition, Landlord hereby waives Tenant’s obligation to pay the last months Rent due under the Lease; provided, however, that regardless of whether or not Landlord uses the Security Deposit during the term of the Lease, Landlord shall not be obligated to return such deposit to Tenant. Notwithstanding the foregoing, in the event Tenant elects to terminate the Lease pursuant to Section 3.1.3 of the Lease, Landlord shall refund to Tenant, within the terms specified in Section 3.1.3, the first months Rent and the Security Deposit.

2. Status of Lease. Except as amended hereby, the Lease remains unamended, and as amended hereby, the Lease and all the terms and conditions thereof remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the date first set forth above.

TENANT:		LANDLORD:

Autodesk, Inc.		/s/ Joe Shekou
a California corporation		Joe Shekou, Trustee of the J.H.S. Trust

By:	/s/ Steve McMahon
Its:		/s/ Haidy Shekou
Haidy Shekou, Trustee of the J.H.S. Trust

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 28th day of October, 2004, by and between JOE SHEKOU, as trustee of the J.H.S. Trust, and HEIDI SHEKOU, as Trustee of the J.H.S. Trust (collectively, “Landlord”), and AUTODESK, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to Joe Shekou, an individual, and Haidy Shekou, an individual) and Tenant (as successor in interest to Autodesk, Inc., a California corporation) are parties to that certain lease dated October 5, 1993 which lease has been previously amended by that First Amendment to Lease dated November 12, 1993 and the Second Amendment to Lease dated March 3, 1994 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 115,514 rentable square feet (the “Premises”) described as the building located at 111 McInnis Parkway, San Rafael, California (the “Building”).

B.	The Lease by its terms shall expire on December 31, 2004 (“Prior Termination Date”), and Tenant has elected to exercise its first Extension Option pursuant to the Lease. Accordingly, the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The Term of the Lease is hereby extended for a period of 60 months and shall expire on December 31, 2009 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Rent. As of the Extension Date, the schedule of Rent payable with respect to the Premises during the Extended Term is as follows:

Period	Monthly Rate Per Square Foot	Monthly Gross Rent
01/01/05 – 12/31/05	$1.94	$224,097.12
01/01/06 – 12/31/06	$1.99	$229,872.84
01/01/07 – 12/31/07	$2.04	$235,648.56
01/01/08 – 12/31/08	$2.09	$241,424.28
01/01/09 – 12/31/09	$2.14	$247,200.00

All such Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.	Improvements to Premises. Except as expressly provided in this Section 3, Tenant is in possession of the Premises and accepts the same “as is” without any agreements,

representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements. Tenant acknowledges that Landlord has fully performed and discharged all of its obligations with respect to the tenant improvements and the improvement allowances set forth in the Construction Addendum to the Lease. Landlord shall perform further improvements to the Premises in accordance with the Work Letter attached hereto as Exhibit A, and in such event, Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A. Notwithstanding the foregoing, if Tenant so elects, Tenant may perform improvements to the Premises in accordance with the Tenant Work Letter attached hereto as Exhibit B in lieu of Landlord’s performance of such work, and in such event, Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit B. Tenant shall notify Landlord in writing as to whether Tenant elects to perform the Tenant Alterations (as set forth in Exhibit B) or whether Tenant desires that Landlord perform the Landlord Work (as set forth in Exhibit A) (“Tenant’s Alteration Notice”) not later than December 1, 2004. If Tenant elects to perform the Tenant Alterations pursuant to Exhibit B or if fails to deliver the Tenant’s Alteration Notice to Landlord prior to 5:00 pm on December 1, 2004, Tenant shall be deemed to have elected to perform the Tenant Alterations pursuant to Exhibit B and Exhibit A hereto shall void and of no further force and effect. If Tenant elects to have Landlord perform the Landlord Work pursuant to this Section, Exhibit B hereto shall be void and of no further force and effect. Notwithstanding anything to the contrary set forth in the Lease, in the event that the performance of the Landlord Work or the Tenant Alterations, as applicable, results in an increase in the real property taxes or assessment payable with respect to the Building, Tenant shall be solely responsible for such increase in taxes (but only as to the portion of such increase arising solely out of the Landlord Work or the Tenant Alterations, as applicable) and such amount shall constitute additional rent pursuant to the Lease.

4.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment, the Lease shall be amended in the following additional respects:

(a)	Address. The addresses for the bills and notices set forth in Section 25 of the Lease is hereby deleted in their entirety and replaced by the following:

Landlord:	J.H.S. Trust
2175 E. Francisco Boulevard, Suite L
San Rafael, California 94901
Attention: Joe Shekou

Tenant:	Autodesk, Inc.
111 McInnis Parkway
San Rafael, California 94903
Attention: Senior Director, Real Estate and Facilities

(b)	Waivers.

(i)	Tenant hereby waives any and all rights under and benefits of, Sections 1941 and 1942 (Repairs and Alterations) and 1950.7 (Security Deposit) of the California Civil Code, and Section 1265.130 (Condemnation) of the California Code of Civil Procedure, or any similar or successor laws now or hereinafter in effect. Nothing set forth herein shall be deemed to modify or negate any abatement, offset or other remedies of Tenant expressly set forth in the Lease.

(ii)	TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM, AS AMENDED HEREBY, PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THE LEASE, AS AMENDED HEREBY, FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT AND LANDLORD ALSO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THE LEASE, AS HEREBY AMENDED.

(c)	Option to Renew. The parties hereby acknowledge that Tenant has exercised its first Extension Option pursuant to Section 3.2 of the Lease, and accordingly has 2 more Extension Options to renew the Term of the Lease pursuant to Section 3.2 of the Lease.

(d)	Deletions. The following provisions of the Lease are hereby deleted in their entireties and of no further force and effect: Sections 3.1.2 (Base Building Delivery Date), 3.1.3 (Tenant’s Termination Right), 34 (Option to Purchase), and the Land Purchase Addendum to the Lease.

5.	Miscellaneous.

(a)	This Amendment, including Exhibit A and Exhibit B attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance (except as set forth in Section 3 above), leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

(b)	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c)	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

(d)	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

(e)	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

(f)	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Colliers International (“Broker”). Tenant agrees to indemnify and hold Landlord, its principals, beneficiaries, officers, directors, employees, mortgagee(s) and agents, and the respective principals of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers other than Broker claiming to have represented Tenant in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Landlord shall be responsible for payment of a commission to Broker in connection with this Amendment pursuant to the terms of a separate written agreement with Broker.

(g)	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(h)	Except as otherwise required by applicable law or court order, Landlord and Tenant shall keep the contents of this Amendment and any information relating to the economic terms of the transaction contemplated herein (collectively, the “Information”) strictly confidential and shall not disclose the Information to any person, firm or entity except as expressly provided herein. Tenant may disclose the Information to Broker, and to Tenant’s officers, directors, employees, shareholders, auditors, accountants and attorneys (collectively, “Tenant’s Representatives”); provided that any such disclosure to any Tenant’s Representatives shall be made on a confidential and need-to-know basis and Tenant shall require that each such Tenant’s Representatives keep the Information strictly confidential. Landlord may disclose the Information to Broker and to Landlord’s employees, auditors, accountants, attorneys, lenders, and prospective purchasers of the Building or any interest therein (collectively, “Landlord’s Representatives”); provided that any such disclosure to any Landlord’s Representatives shall be made on a confidential and need-to-know basis and Landlord shall require that each such Landlord’s Representative keep the Information strictly confidential.

(i)	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be a duplicate original, but all of which together shall constitute one and the same instrument. Landlord and Tenant hereby agree that the facsimile signatures shall be binding upon the parties to this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

/s/ Joe Shekou
JOE SHEKOU, TRUSTEE OF THE J.H.S. TRUST

/s/ Heidi Shekou
HEIDI SHEKOU, TRUSTEE OF THE J.H.S. TRUST

TENANT:

AUTODESK, INC., a Delaware corporation

By:	/s/ Carol Bartz
Name:	Carol Bartz
Title:	Chairman of the Board and CEO